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                                                                    EXHIBIT 99.2
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                       INCENTIVE STOCK OPTION AGREEMENT

              UNDER THE PHOBOS CORPORATION 1999 STOCK OPTION PLAN

          This Incentive Stock Option Agreement ("Agreement") dated and effective as of _______ ("Grant Date"), being the date on which the Committee has directed the Company to issue the option evidenced hereby, is entered into between Phobos Corporation ("Company") and _______ ("Optionee"), pursuant to the Phobos Corporation 1999 Stock Option Plan ("Plan") as adopted by the Company's Board of Directors on November ___, 1999 and approved by the Company's shareholders on January 18, 2000.

          THE PARTIES HERETO INTENDING TO BE LEGALLY BOUND HEREBY AGREE AS
FOLLOWS:

          1.  Grant of Option

          In consideration of the services performed or to be performed by the Optionee and the promise of Optionee to abide by the terms of this Agreement, the Company hereby grants to the Optionee an option (the "Option") under the
Plan to purchase a total of ***     *** shares of the Company's common stock
("Common Stock"), upon the following terms and conditions:

                (a) The Option is granted under and pursuant to the Plan, a copy of which is on file with the Company's financial department and incorporated herein by reference, and, except as modified or limited hereby, is subject to all of the provisions thereof. The Optionee represents and warrants that the Optionee has read the Plan and is fully familiar with all the terms and conditions of the Plan and agrees to be bound thereby.

                (b) The Option is intended to qualify as an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder, and--except to the extent the Option or any portion thereof now fails, or hereafter ceases, to so qualify-- will be treated as an incentive stock plan.

                (c) The Exercise Price per share of the Common Stock exercisable under the Option shall be $6.50. The exercise price shall be paid in full with cash.

                (d) The Option shall terminate on the tenth anniversary of the Grant Date, unless earlier terminated as provided herein or in the Plan.

          2.  Exercise Rights

          In addition to the terms and conditions for exercise of the Option as set forth in the Plan, the Optionee's right to exercise the Option shall be subject to the additional conditions and limitations set forth in the Option Vesting Schedule attached as Exhibit A hereto, incorporated herein by reference.
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          3.  Income Taxes

          Neither the Company nor the Committee nor any of their representatives or agents has made any representation or warranties to the Optionee with respect to the income tax or other consequences of the transactions contemplated by this Agreement, and the Optionee is in no manner relying on the Company, the Committee or any of their representatives or agents for an assessment of the tax or other consequences.

          4.  Miscellaneous

                (a)  Contract. Nothing in this Agreement nor in the Plan nor in
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the granting of the Option shall confer on the Optionee any right to, or to a guarantee of a continuation of, employment with the
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Company or any of its affiliates or in any way limit the right of the Company or any of its affiliates to terminate Optionee's employment with the Company.

                (b)  Investment. The Optionee hereby agrees and represents that
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the Option and any purchase of Common Stock under the Option are for Optionee's own account for investment only.


                (c)  Stock Issuance. The exercise by the Optionee of the Option
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granted hereunder will not become final nor will Common Stock be issued pursuant thereto unless the exercise fully complies with the requirements of the Plan, this Agreement and all applicable federal, state and local laws.

                (d)  No Transfer. The Option may not be assigned, encumbered or
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transferred, except, in the event of death of the Optionee, by will or the laws of descent and distribution.

                (e)  Binding Effect. This Agreement shall bind and inure to the
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benefit of the Company and its successors and assigns, and the Optionee and any heir, legatee, or legal representative of the Optionee.

                (f)  Applicable Law. This Agreement shall be interpreted under
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and governed by and construed in accordance with the laws of the State of Utah regardless of the law that might otherwise govern under applicable principles of conflicts of laws.

                (g)  Counterparts. This Agreement may be executed in any number
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of counterparts, each of which shall be identical and all of which when taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.
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          IN WITNESS WHEREOF, the parties have executed this Incentive Stock
Option Agreement in duplicate as of the day and year first above written.

Phobos Corporation                       Optionee

By:                                      By:
   -----------------------------            ---------------------------------
Name: Ron Heinz                          Name:

Title:   President and Chief
         Executive Officer
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                                   EXHIBIT A
                                      TO
                       INCENTIVE STOCK OPTION AGREEMENT


                            Option Vesting Schedule
                            -----------------------

          In addition to the terms and conditions for exercise of the Option set forth in the Plan and the Incentive Stock Option Agreement, Optionee's right to exercise the Option shall be subject to the following additional conditions and limitations.

          1.  Conditions.
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                (A)  Provided that the Optionee continues to be employed by the
Company at each annual anniversary vesting date, the Option shall vest over a four (4) year period, at the rate of 25% per year, beginning on the first anniversary of the Grant Date.

                (B) The Option shall immediately terminate and shall no longer be exercisable if the Company terminates the Optionee's employment with the Company for cause or if the Optionee terminates the employment for any reason.

                (C) The Option shall terminate and shall no longer be exercisable after five business days if the Company terminates the Optionee's employment with the Company for any reason other than for cause.